Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Stock Option and Incentive Plan, the 2021 Employee Stock Purchase Plan and the 2025 Inducement Equity Plan, as amended, of Entrada Therapeutics, Inc. of our report dated February 26, 2026, with respect to the consolidated financial statements of Entrada Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 26, 2026